March 18, 2008

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements that we understand China Junlian Integrated Surveillance, Inc. will include under Item 4 of its Form 8-K report it will file regarding the recent change of its principal independent accountants.  We agree with the statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.

Yours faithfully,

/s/ Shu Lun Pan Yangcheng Certified Public Accountants Co., Ltd.

Shu Lun Pan Yangcheng Certified Public Accountants Co., Ltd.

Guangzhou, China